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                    P R E L I M IN A R Y   A G R E E M E N T


This agreement is between:

   - INTERPAC INTERNATIONAL, Inc.
          division of American Natural Food Inc,
          with offices at 9640 Sunshine Court, G - 700,
          Beaverton, Oregon  97005, USA

          and


          a Vietnamese State owned company which belong to ----------
          -----------------------------------------------------------
          ------------- Minh Hai, Socialist Republic of Vietnam.



PROJECT SUMMARY.

     During the month of July 1996, Mr. Ragnar Lovoll, President of Interpac Corporation, visited, together with representatives from ----------, privately owned and operated prawn farms and hatcheries, and various processing plants belonging to ----------. -------- purchase the product from the farmers for processing, and sells the finished product.

     Total farming area in the Province is in excess of 120,000 hectares and Minh Hai Province operates 15 processing plants in different counties. Farming technology is low density, where the farms are harvested up to 24 times per year. The product is mostly wild prawns, that is trapped in the ponds. The species are, what is commonly called, black tiger prawns, pink, and white, in all sizes. The processing technology is manual, and conditions of the plants varies from very low, to acceptable.

     -------- are expressing a desire to increase productivity of the farms, increase quality of finished product, stabilize prices, increase export value and capture a larger share of the world marked, and will on a best effort base, secure raw material for 20,000 (twenty thousands) metric tons of finished product per year.

     A. Interpac Corporation is ready, willing and able to work with ------ in achieving these objectives, with a long term contractual cooperation, as well as Temporary Marketing Program as described in paragraph 7.0.

1.0 First we will work to modernize current processing methods in the processing plants at Ca Mau, Ho Phong, Ong Doc and Dam Doi. Including physical plants layout, acquisition of modern processing equipment, including but


                                  Exhibit 10.1

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not limited to modern refrigeration and ice making machinery, water purification system, air conditioning, and stand by power machinery. Upon completion, each plant shall meet health and sanitary requirements as specified by USDA, Japan's MHW, and ISO 9000, or other countries standard for seafood processing. Each plant shall have a technical capacity of 5000 (five thousands) tons of finished product per year, assuming normal production mix and consistency in supply.

2.0 After and during the plant modernization, Interpac Corporation will assist in design of harvesting methods and transportation of prawns from pond to processing plant and refrigerated storage units.

2.1 Research, investigate and recommend to increase production from low density to semi-density farming. Assist the high production farms with biological and environmental control to maintain production levels and objectives.

2.2 Interpac will train production and management personnel in modern seafood processing as this applies to prawn production. Establish quality control standards and production norms as will be required by HACCAP or similar requirements for seafood processing.

2.3 Update and train personnel with current processing technology and machinery maintenance, as this become available.

2.4 Interpac will implement a high technology farming program from US highbred tilapia, from hatchery to export of skinless and boneless fillets, either separate or together with the prawn production.

3.0 Based on guarantee by Socialist Republic of Vietnam, Interpac will arrange financing for the acquisition, purchase, installation and maintenance of required processing equipment, including the training of local personnel for long-term maintenance. Equipment purchases will be made by Interpac out of its Revenue Share.

3.1 ------- and The Province of Minh Hai will provide the four processing plant's facilities, labor, utilities, logistic support, government permits and approval at the level required by Interpac. Including but not limited to physical preparation of the plants as specified by Interpac and to be ready in a timely manner for installation of the new equipment and production of export quality product.

4.0 ------ is required by Vietnamese law to provide a feasibility study to obtain the state guarantees as required for the equipment acquisition. Interpac is willing to work with ------- to prepare the feasibility study, using the information as ---- provides, cost and production data as supplied by the equipment supplier, and marketing data by Interpac.

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Marketing and International Sale

5.0 Upon beginning of the program, it is agreed that all production from the four plants will be exclusively for Interpac's customer and no other contract processing shall take place.

5.1 Based on export clearance by The Socialist Republic of Vietnam, Interpac arranges purchases of prawns by international buyer(s). Standard payments shall be international letter of credit. Terms shall be industry standard. Interpac shall seek the best world prices and contract conditions for the different production forms, and encourage value added production to be done in Vietnam.

     Any exception to this will be agreed on between ----- and Interpac i.e., if it is in the best interest of the parties to introduce product to new buyer(s) or marked(s) and then, for a shorter time, allow delayed payments until after approval by authorities in the receiving country.

5.2 A separate marketing agreement shall be completed and cover areas as reclamations, product liabilities and other issues as advertising and promotion, that may be mutually beneficial, and make the program an international success.

     An addendum to this preliminary agreement will clarify Interpac's intention with sharing of revenue as payments for its services and return on its investments. The addendum further clarifies Interpac's requirements before work on the feasibility study can begin.


Estimated Industry Growth

6.0 Minh Hai Province is presently in the beginning stages of a prawn disease, and the success of the industry, largely depends on how this is handled and cured. Interpac have access to technology that are successfully used in China, South America and Europe in combatting prawn and water carried diseases. Upon completion of this agreement, Interpac will study the nature and spread of the disease, and make recommendations to Minh Hai Province Department of Fisheries.

     Should a cure be found, the industry production should be doubled within the next five years, and be five times its present level at the duration of the contract.

6.1 The proposed tilapia program will enhance the prawn production should the prawn production continue to be successful. Should the prawn disease become detrimental, Interpac and The Province of Minh Hai will accelerate the tilapia production to between 30 and 40,000 (thirty to forty thousands) tons of

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tilapia fillets per year, and in that way compensate for losses the prawn farming industry may suffer.

6.2 By implementation of Interpac's technology and sanitary requirements, Interpac will promote Vietnamese seafood, as processed in world class factories, and obtain stable contracts with premium prices, world wide.

7.0  Temporary Agreement.

Until start of the program, Interpac Corporation shall work with ----- and market their product on a none exclusive base. Each contract and/or transaction will be discussed and agreed on. The temporary marketing program shall be economical beneficial for the parties, and promote mutual understanding.


Future projects.

     Within 24 (twenty four) months or before, Interpac proposes to study and evaluate improvements and production of other seafood, as squid, mid-water fish and bottom fish. Any agreements for fish caught at sea, shall be covered under separate agreements.

What Interpac Needs to begin the Project.

     Interpac is ready, willing and able to provide the Deliverables according to the schedule set forth in this agreement, upon receipt from Minh Hai Province of:

     1. A certified letter of Guarantee from a suitable authority of the Socialist Republic of Vietnam guaranteeing payment, in form and substance sufficient to permit Interpac's International bank(s) to issue loans in the amount of up to US $ 10 (ten) million for financing the acquisition, purchase, installation and maintenance of the required prawn processing and plant equipment. All equipment will be paid for by Interpac's share of the revenue for the first 5 (five) years. In no case, however, will equipment payment exceed 12% (twelve percent) of total revenue.

     2. A letter from The Province of Minh Hai stating that all requisite permits or approvals are / or will be fulfilled, to allow implementation of this project as described in this agreement.

     3. ----- will obtain a letter, issued by The Socialist Republic of Vietnam on behalf of Interpac, stating the maximum annual taxes for duration of the contractual agreement. Should the tax structure become too high and deemed to greatly diminish the economic incentives in the project, Interpac's Board of Directors shall have right, either to renegotiate the contract or suspend the agreement, even though it first may have been ratified.

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     4.  A duly signed Exclusive Marketing and Distribution Agreement granting
Interpac world-wide rights to sell the marine products.

     On receipt of above-referenced items, Interpac will commence performance of the activities listed above, which are referred to as "Deliverables" and which will be described in detail in the definitive agreements we will enter into.

     This agreement is made in English and in Vietnamese, which both are identical and of equal value.

This agreement is signed and accepted, this 18th day of July 1996

     ----------------



By _____________________________________
     -------------------------------, General Director.

and

INTERPAC INTERNATIONAL, Inc



By  _____________________________________
       Mr. RAGNAR LOVOLL, President.


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       A D D E N D U M   T O   P R E L I M I N A R Y    A G R E E M E N T.


Upon ratification by Interpac's Board of Directors and __________________ in The Province of Minh Hai, within 30 days from the signing of the Preliminary Agreement, shall this become a binding contract between the parties, and the base for completion of the final agreements including the following:

A.  The financial agreement.
B.  An exclusive world-wide marketing agreement.
C.  A technical support agreement.
D.  A production and management agreement.
E.  Starting the feasibility study, as specified in paragraph 4.0.

1.0 Duration of this agreement shall be 15 years. After which time Interpac shall relinquish its interest to the benefit of the people of Vietnam and The Province of Minh Hai.

2.0  For its investment and services, Interpac shall receive a revenue share.

Revenue shall be defined as gross sale, of prawn and tilapia products. Expenses for ocean freight and/or cargo insurance, shall not be included in computation of gross sale.

Subsequent to ratification, the parties will notify each other by fax to:
Interpac:  USA  503 643 6129, and to ------ Vietnam -----------------------,
and in letters to the addresses above.